Exhibit "B"

             LIMITED LIABILITY COMPANY OPERATING AGREEMENT






























                    SPRING BREAK '83 PRODUCTION, LLC
                 A California Limited Liability Company

             LIMITED LIABILITY COMPANY OPERATING AGREEMENT



                          OPERATING AGREEMENT

                           TABLE OF CONTENTS

 Page

 Article I Glossary . . . . . . . . . . . . . . . . . . . . . . .
 A-5

 Article II Formation Matters . . . . . . . . . . . . . . . . . .
 A-12

  2.1   Formation of Limited Liability Company. . . . . . . . . .
 A-12
  2.2   Filings . . . . . . . . . . . . . . . . . . . . . . . . .
 A-12
  2.3   LLC Name. . . . . . . . . . . . . . . . . . . . . . . . .
 A-12
  2.4   Principal Office. . . . . . . . . . . . . . . . . . . . .
 A-12
  2.5   Term of LLC . . . . . . . . . . . . . . . . . . . . . . .
 A-12
  2.6   Name, Address and Designation of Members. . . . . . . . .
 A-12
  2.7  Agent for Service of Process . . . . . . . . . . . . . . .
 A-12

 Article III Purposes and Powers. . . . . . . . . . . . . . . . .
 A-12

  3.1   Purposes of the Limited Liability Company . . . . . . . .
 A-12
  3.2   Powers of the LLC . . . . . . . . . . . . . . . . . . . .
 A-12

 Article IV Contributions and Capital . . . . . . . . . . . . . .
 A-13

  4.1   Capital Contributions by Members. . . . . . . . . . . . .
 A-13
  4.2   Capital Contributions by Manager. . . . . . . . . . . . .
 A-13
  4.3   Cash and Property Contributions by Unit Holders . . . . .
 A-13
  4.4   Withdrawal of Capital . . . . . . . . . . . . . . . . . .
 A-13
  4.5   Interest. . . . . . . . . . . . . . . . . . . . . . . . .
 A-13
  4.6   Liabilities of Manager for Contributions  . . . . . . . .
 A-13
  4.7   Capital Accounts. . . . . . . . . . . . . . . . . . . . .
 A-14

 Article V Allocations of Net Profits and Losses. . . . . . . . .
 A-14

  5.1    Allocation of Net Profits. . . . . . . . . . . . . . . .
 A-14
  5.2    Allocation of Net Losses . . . . . . . . . . . . . . . .
 A-14
  5.3    Syndication Expenses . . . . . . . . . . . . . . . . . .
 A-15
  5.4    Special Allocations. . . . . . . . . . . . . . . . . . .
 A-15
  5.5    Other Allocation Rules . . . . . . . . . . . . . . . . .
 A-15
  5.6    Accounting Policy; Fiscal Year   . . . . . . . . . . ..
 A-16
  5.7    Books and Records. . . . . . . . . . . . . . . . . . . .
 A-16
  5.8    Banking. . . . . . . . . . . . . . . . . . . . . . . . .
 A-16
  5.9    Compensation of Manager and Affiliates . . . . . . . . .
 A-16
  5.10  Unit Holder Compensation. . . . . . . . . . . . . . . . .
 A-17


 Article VI  Distributions. . . . . . . . . . . . . . . . . . . .
 A-17

  6.1   Distributions . . . . . . . . . . . . . . . . . . . . . .
 A-17
  6.2   Distributions for a Fiscal Year . . . . . . . . . . . . .
 A-17

 Article VII Management of the Limited Liability Company. . . . .
 A-18

   7.1  Election of Manager . . . . . . . . . . . . . . . . . . .
 A-18
   7.2  Management Powers of the Manager. . . . . . . . . . . . .
 A-18
   7.3   Specific Power and Authority of Manager. . . . . . . . .
 A-18
   7.4   Authority to Execute Agreements  . . . . . . . . . . . .
 A-19
   7.5   Time Devoted to LLC. . . . . . . . . . . . . . . . . . .
 A-19
   7.6   Other Business . . . . . . . . . . . . . . . . . . . . .
 A-19
   7.7   Agreements With Members and Others . . . . . . . . . . .
 A-19
   7.8   Manager as Tax Matters Partner . . . . . . . . . . . . .
 A-19
   7.9   Withdrawal of Manager. . . . . . . . . . . . . . . . . .
 A-19
  7.10  Indemnification . . . . . . . . . . . . . . . . . . . . .
 A-19
  7.11  Rights and Obligations of Unit Holders. . . . . . . . . .
 A-20
  7.12  Reports to Members and Others . . . . . . . . . . . . . .
 A-20
  7.13  Meetings. . . . . . . . . . . . . . . . . . . . . . . . .
 A-20
  7.14  Fiduciary Duties of Manager . . . . . . . . . . . . . . .
 A-20

 Article VIII Assignment of Interests . . . . . . . . . . . . . .
 A-20

  8.1   Restrictions on Transfers . . . . . . . . . . . . . . . .
 A-20
  8.2   Assignment of Interest of the Manager . . . . . . . . . .
 A-21
  8.3   Rights of Assignee. . . . . . . . . . . . . . . . . . . .
 A-21
  8.4   Substitution of Assignee. . . . . . . . . . . . . . . . .
 A-21
  8.5   Allocations and Distributions . . . . . . . . . . . . . .
 A-21
  8.6   Incapacity, Death, Bankruptcy of Unit Holder. . . . . . .
 A-21
  8.7   Further Assignments . . . . . . . . . . . . . . . . . . .
 A-21
  8.8   Removal of  Manager . . . . . . . . . . . . . . . . . . .
 A-21
  8.9   Incapacity or Death of Manager. . . . . . . . . . . . . .
 A-22

 Article IX Amendments. . . . . . . . . . . . . . . . . . . . . .
 A-22

  9.1   Amendments  . . . . . . . . . . . . . . . . . . . . . . .
 A-22

 Article X Dissolution, Winding Up and Liquidation  . . . . . . .
 A-22

  10.1   Events of Dissolution. . . . . . . . . . . . . . . . . .
 A-22
  10.2   LLC Continuation . . . . . . . . . . . . . . . . . . . .
 A-22
  10.3   Winding Up . . . . . . . . . . . . . . . . . . . . . . .
 A-22
  10.4   Liquidation. . . . . . . . . . . . . . . . . . . . . . .
 A-22

 Article XI Miscellaneous Provisions. . . . . . . . . . . . . . .
 A-23

  11.1  Notices . . . . . . . . . . . . . . . . . . . . . . . . .
 A-23
  11.2  Power of Attorney . . . . . . . . . . . . . . . . . . . .
 A-23
  11.3  Severability. . . . . . . . . . . . . . . . . . . . . . .
 A-23
  11.4  Applicability of California Law . . . . . . . . . . . . .
 A-23
  11.5  Arbitration . . . . . . . . . . . . . . . . . . . . . . .
 A-23
  11.6  Headings. . . . . . . . . . . . . . . . . . . . . . . . .
 A-24
  11.7  Entire Agreement. . . . . . . . . . . . . . . . . . . . .
 A-24
  11.8  Successors. . . . . . . . . . . . . . . . . . . . . . . .
 A-24
  11.9  Consents and Agreements . . . . . . . . . . . . . . . . .
 A-24
  11.10 Attorney's Fees . . . . . . . . . . . . . . . . . . . . .
 A-24
  11.11 Waiver of Claims. . . . . . . . . . . . . . . . . . . . .
 A-24
  11.12 No Injunction . . . . . . . . . . . . . . . . . . . . . .
 A-24
  11.13 Cure. . . . . . . . . . . . . . . . . . . . . . . . . . .
 A-24
  11.14 Counterparts. . . . . . . . . . . . . . . . . . . . . . .
 A-24

 Article XII Purchaser Representations and Indemnification. . . .
 A-24

  12.1  Representations of Unit Holders . . . . . . . . . . . . .
 A-24
  12.2  Indemnification . . . . . . . . . . . . . . . . . . . . .
 A-25

 Signature Page   . . . . . . . . . . . . . . . . . . . . . . . .
 A-26
 Acknowledgments  . . . . . . . . . . . . . . . . . . . . . . . .
 A-26
 Appendix "A"   . . . . . . . . . . . . . . . . . . . . . . . . .
 A-27
 Appendix "B"   . . . . . . . . . . . . . . . . . . . . . . . . .
 A-28









                          OPERATING AGREEMENT

                    SPRING BREAK '83 PRODUCTION, LLC
                 A CALIFORNIA LIMITED LIABILITY COMPANY



         THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (herein called the "Operating Agreement" or "Agreement"), is entered into as of the date set forth below, by and between Big Sky Motion Pictures, LLC (the "Manager") and the Members pursuant to the Offering
 Subscription Agreement executed by such Members.

                          W I T N E S S E T H:

 NOW THEREFORE, it is agreed as follows:

                               Article I

                                GLOSSARY

         The following terms, when used in this Agreement, (capitalized herein and in the accompanying Prospectus) shall have the respective meanings assigned to them in this Article unless the context otherwise requires:

 "ABOVE-THE-LINE": The portion of a film's budget which covers major creative elements and personnel, (i.e., those which are creatively unique and individually identifiable). These are primarily story acquisition, screenplay rights, script development, writer, executive producer, producer, director and principal members of the cast. The phrase "above-the-line" refers to the location on the film budget of the specific expense item/person.

 "ACT": The federal securities act of 1933, as amended.

 "ADJUSTED CAPITAL ACCOUNT DEFICIT": With respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts that such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and
 (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

 "ADVERTISING COSTS":  The cost of preparing and producing
 Advertising for the Motion Picture.

 "ADVERTISING": The creation and dissemination of promotional materials and the conduct of promotional activities including, without limitation, cooperative advertising, institutional advertising, national advertising and trade advertising in whatever form or media.

 "AFFILIATE": Any person or entity directly or indirectly controlling, controlled by or under common control with this LLC or its Manager.

 "AGREEMENT": This written agreement as between all of the Members and Manager and relating to and regulating the affairs of the LLC and the conduct of its business in any manner not inconsistent with law or the Articles of Organization, including all amendments thereto. Such term shall refer to this Agreement as a whole, unless the context otherwise requires. This Agreement is incorporated into the accompanying Prospectus as Exhibit "A".

 "ALLOCATIONS": Designations of Member and Manager shares of LLC income, loss, credits, deductions and/or other financial or tax items in the manner described in the Operating Agreement.

 "ARTICLES": The Articles of Organization for the LLC originally filed with the California Secretary of State, including all amendments thereto or restatements thereof and such term shall mean the Articles as a whole unless the context otherwise requires.

 "ASSUMPTIONS": Circumstances that are assumed to be factual for purposes of projecting the hypothetical results of an investment in the LLC.

 "BELOW-THE-LINE": Film budget items relating to the technical expenses and labor (other than above-the-line) involved in producing a film, (i.e., relating to mechanical, crew, extras, art, sets, camera, electrical, wardrobe, transportation, raw-film stock, printing and post-production).

 "BLUE SKY": Relating to state securities law compliance matters as opposed to federal securities law.

 "CAPITAL ACCOUNT": With respect to any Member, the Capital Account maintained for such Member in accordance with the following: (i) to each Member's Capital Account there shall be credited (A) the amount of money and the fair market value of any property contributed to the LLC by the Member ("Invested Capital")...? [not a defined term...?], and (B) such Member's distributive share of Net Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 5.1 of this Agreement; (ii) to each Member's Capital Account there shall be debited (A) the amount of money and the fair market value of any property distributed to the Member, and (B) the Member's distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 5 of this Agreement.

 "CAPITAL CONTRIBUTION": (Same as "Contribution").

 "CAPITAL TRANSACTION": Any sale of portions of LLC property or any interest therein (not including the sale of all or substantially all of the LLC property) and other similar transactions which in accordance with generally accepted accounting practices are attributable to capital.

 "CLOSING DATE" or "CLOSING": The date on which the Units offered hereby are fully subscribed for or such other date as the Manager chooses.

 "CODE": The Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

 "CONTRIBUTION": Any money, property or a promissory note or other binding obligation to contribute money or property, which a Member contributes to the LLC as capital in that Member's capacity as a Member pursuant to an agreement between and among the Members and Manager, including an agreement as to value
 (same as "Capital Contribution"). The aggregate amount of Capital Contributions of the Unit Holders in the Offering shall be a maximum of $9,000,000. No minimum has been established for the Offering. "COUNSEL TO THE MANAGER": Securities/Entertainment attorney John W. Cones, whose offices are located at 794 Via Colinas, Westlake Village, California 91362.

 "CREATIVE TALENT": Screenwriter, Producer, Director, Actors and others who participate in the creative process relating to the Film's production.

 "DEFERMENTS": or "DEFERRALS": Arrangements for the deferral of some or all of the costs of goods and/or services provided by the suppliers of such goods and/or services so that the payments are not a production cost but rather are paid out of specified LLC receipts before or after Recoupment.

 "DEPRECIATION": For each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal year for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager with the consent of the Members.

 "DISSOCIATION EVENT": With respect to any Member, one or more of the following: the death, retirement, withdrawal, resignation, expulsion, bankruptcy or dissolution of a Member, or occurrence of any other event which terminates his or her continued Member or Manager Percentage Interest in the LLC, or as otherwise provided in the California limited liability statute.

 "DISTRIBUTABLE CASH": For any distribution period, the gross cash revenues of the LLC less the portion used to pay or establish reasonable reserves for all LLC expenses (including taxes), all as determined by the Manager. In this regard, LLC expenses include (i) all operating expenses of the LLC, including, if any, all remaining unreimbursed Offering expenses and expenses incurred by the LLC in connection with the distribution and exploitation of the Picture and the ancillary rights thereto; (ii) all costs of production of the Picture which have not been supplied by the LLC or by any pre-sales or other similar agreements (such as, for example, production funds obtained through loans); and(iii) any deferments or third-party percentage participation commitments made by the Manager.

 "DISTRIBUTOR": The person(s) or entities operating between the producer and exhibitor of motion pictures who obtain rights to the film, release it, and send such film to exhibitors, sometimes through sub-distributors. A Distributor will typically be involved in the promotion of a film.

 "ECONOMIC INTEREST": A person's right to share in the income, gains, losses, deductions, credit, or similar items of, and to receive distributions from, the LLC, but does not include any other rights of a Member or Manager, including without limitation, the right to vote or to participate in management, or except as provided in the California limited liability statute, any right to information concerning the business and affairs of the LLC.

 "EXECUTIVE PRODUCER": The individual or individuals who are designated by the Manager to receive the Executive Producer credit for the Picture for services rendered in the organization and funding of the LLC, in the preparation and execution of this Offering and/or in otherwise arranging for the production of the Picture.

 "EXECUTIVE PRODUCER FEE": A payment or payments to be paid out of the Film's budget to the Executive Producers for services rendered in the organization and funding of the LLC, in the preparation and execution of this Offering and/or in otherwise arranging for the production and/or distribution of the Picture.

 "FINANCIAL PROJECTIONS": Good faith estimates (based on reasonable assumptions) of the future financial results of the LLC and its activities relating to the production, distribution and exploitation of the Picture.

 "GROSS ASSET VALUE": With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows: (i) the initial Gross Asset Value of any property contributed by a Member to the LLC shall be the gross fair market value of such asset; (ii) the Gross Asset Values of all items of LLC property shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) as of the following times: (A) the acquisition of an additional interest in the LLC by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the LLC to a Member of more than a de minimis amount of LLC Property as consideration for an interest in the LLC, and (C) the liquidation of the LLC within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Manager reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members; (iii) the Gross Asset Value of any item of LLC Property distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such item on the date of distribution; and (iv) without duplication, the Gross Asset Values of each item of LLC Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or
 Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Net Profits" and "Net Losses" or section 5.4.3 hereof..

 "GROSS PROCEEDS OF THE OFFERING":  The aggregate total of the
 Original Invested Capital of the Members and Manager.

 "GROSS LLC REVENUES" or "GROSS REVENUES TO THE LLC": The total amount of revenue received by the LLC from all sources for LLC activities, including, but not limited to all the revenues derived from distribution, exhibition and exploitation of the Picture, along with all forms of contingent compensation paid to the LLC as a result of the exploitation of the Picture in all markets and media, but not including any monies due to be paid to any co-financing entity (same as "LLC Gross Revenues" and "LLC Gross Receipts").

 "INFORMATION RIGHTS": The right to inspect, copy or obtain information and documents concerning the affairs of the LLC as provided in the California limited liability statute and in Paragraph 5.5 of this Agreement.

 "INTEREST": The entire ownership interest of a fully admitted or substituted Member or Manager in the LLC at any particular time, including the rights of such Member or Manager to any and all benefits to which a Member or Manager may be entitled as provided in the Agreement including (i) the management rights to participation in the management and affairs of the LLC as provided in the California limited liability statute, Articles and the Agreement, and (ii) the economic rights to share in income, gains, losses, deductions, credit and to receive distributions as provided in the Agreement, together with the obligations of such Member and Manager to comply with all terms and provisions of the Agreement.

 "IRS": The Internal Revenue Service.

 "ISSUER": The entity which is issuing the securities (the LLC interests or Units) offered hereby, (i.e., Spring Break '83
 Production,  LLC, a California limited liability company.

 "LLC GROSS REVENUES":  (Same as "Gross LLC Revenues" or "Gross
 Revenues to the LLC").

 "LLC NET RECEIPTS":  (Same as "Distributable Cash").

 "LLC": The California limited liability company (Spring Break '83 Production, LLC) formed pursuant to the California Limited
 Liability Company Act (same as "Limited Liability Company").

 "MAIL": Unless otherwise provided in the Operating Agreement, first-class mail, postage prepaid, unless registered mail is specified. Registered mail includes certified mail.

 "MAJORITY-IN-INTEREST": That group of Members and Manager whose interests in the LLC amount to more than fifty percent (50%) of the LLC's : (1) voting power, (2) capital, and (3) shares of distributions and allocations.

 "MANAGEMENT AND VOTING RIGHTS": Those rights of a Member and Manager described in Article III of the Agreement as they may be limited in this Agreement, the Articles and the California limited liability statute.

 "MANAGER": The entity elected by the Members of the LLC to manage the LLC.

 "MEMBER": A person who (1) has been admitted to the LLC as a Member in accordance with the Articles or Operating Agreement, or an assignee of an interest in the LLC who has become a Member pursuant to the California limited liability statute; and (2) who has not resigned, withdrawn, or been expelled as a Member or, if other than an individual, been dissolved (same as Unit Holder).

 "MEMBER OF RECORD": A Member named as a Member on the list maintained in accordance with provisions of the California limited liability statute.

 "MEMBERS' CAPITAL CONTRIBUTIONS": The amount invested by each Member in the LLC.

 "MEMBERS' PERCENTAGE INTERESTS":  The ratio of each LLC Member's
 Capital Contribution to the total LLC Members'  Capital
 Contributions.

 "MEMBERSHIP INTEREST": A Member's rights in the LLC, collectively, including the Member's economic interest, any right to vote or participate in management, and any right to information concerning the business and affairs of the LLC provided by the California limited liability statute.

 "MOTION PICTURE":  The original film production entitled Spring
 Break '83 in whatever format or form such film may be reproduced and/or exhibited (same as "Picture").

 "NET PROFITS AND NET LOSSES": For each fiscal year, an amount equal to the LLC's taxable income or loss for such year, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication): (i) any income of the LLC that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss; (ii) any expenditures of the LLC described in code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits and Net Losses shall be subtracted from such taxable income; (iii) in the event the Gross Asset Value of any items of LLC property is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of property) from the disposition of such item of property and shall be taken into account for purposes of computing Net Profits or Net Losses; (iv) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; (v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with the definition of Depreciation; (vi) to the extent an adjustment to the adjusted tax basis of any item of LLC property pursuant to Code Section 734(b) or regulations Section 1.704-1(b)(2)(iv)(m)(4) is required to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Net Profits or Net Losses; and (vii) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.4 hereof, shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of LLC income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

 "NET PROCEEDS OF THE OFFERING": Gross Proceeds of the Offering less expenses incurred and to be paid by the LLC in connection with organizing the LLC and in offering Units to Prospective Purchasers.

 "NET RECEIPTS": (Same as "Distributable Cash").

 "OFFERING": The offer and sale of Units in the LLC made in reliance on the SEC's Regulation SB, promulgated by the Securities and Exchange Commission and compatible state registration regulations.

 "OPERATING AGREEMENT": (Same as "Agreement").


 "ORGANIZATIONAL EXPENSES": Expenses paid or incurred in connection with the organization of the LLC. Such expenses must be amortized and therefore deducted over a 60-month period. Included are legal fees for services incident to the organization of the LLC, such as negotiation and preparation of the Operating Agreement and preparation and filing of the LLC's Articles of Organization, accounting fees for establishing the LLC's accounting system and necessary LLC filing fees.

 "ORIGINAL INVESTED CAPITAL": The amount in cash contributed to the capital of the LLC by the Unit Holders and the Manager, if any such Manager contributions are made.

 "PERCENTAGE PARTICIPATION": The interests of persons or entities negotiated and/or designated by the Manager and/or entitled under the provisions of the Agreement to receive a specific percentage of a particular fund or portion of the Picture's revenue, (e.g., of Distributable Cash, or of the Manager's share of Distributable Cash).

 "PERCENTAGE INTEREST": (a) For voting purposes, the percentage of a Member or Manager interest set forth opposite the name of the Member or Manager under the column "Member/Manager's Percentage Interest" in Appendix "A" hereto and (b) for allocations of Net Profits and Net Losses, the percentage of a Member or Manager's interest set forth opposite the name of the Member or Manager in the designated column of Appendix "B", as such percentage interests may be adjusted from time to time pursuant to the terms of this Agreement. Percentage Interests shall be determined, unless otherwise provided herein, in accordance with the relative proportions of the Capital Accounts of Members and Manager, effective as of the first day of the LLC's fiscal year but with all distributions under Article VI hereof to be deemed to have occurred on such day immediately prior to determination of Percentage Interest of a Member or Manager.

 "PERSON": Individuals, general partnerships, limited partnerships, other limited liability companies, corporations, trusts, estates, real estate investment trusts, firms and any other association or entities.

 "PICTURE": (Same as "Motion Picture").

 "PRE-PRODUCTION": The earliest phase of production, encompassing writing, polishing and breaking down the script, hiring or obtaining letters of intent from creative personnel, including the director and principal cast establishing shooting locations and shooting schedules, preparing the budget and such other steps as are necessary to prepare for the actual commencement of photography. It may be expected that the pre-production stage of the Picture will extend from 2 to 6 months. Principal photography follows the pre-production stage.

 "PRE-SALE FINANCING": Funds obtained in addition to the proceeds of the Offering in the form of cash advances or guarantees paid by domestic or foreign distributors, pay or cable television systems, video cassette producers, television syndicators, and/or bank loans obtained by using such cash advances or guarantees as collateral.

 "PRODUCER": Those individuals or entities designated by the Manager to receive the Producer credit for their work in connection with the production of the Picture.

 "PRODUCTION COST DEFERMENTS": Arrangements for the deferral of some or all of the costs of goods and/or services provided by the suppliers of such goods and/or services so that the payments are not a production cost but rather are paid out of specified LLC receipts before and/or after Recoupment.
 "PRODUCTION MONEY LLC": (Same as "LLC").

 "PROFITS", "LOSSES" "CREDITS": The net income, net loss or credits of the LLC, respectively, as determined for Federal income tax purposes.

 "PROSPECTIVE PURCHASERS": Persons or entities who or which receive copies of the Prospectus and are considering investing in the Offering.


 "PROSPECTUS": The accompanying securities disclosure document which is required to be furnished to Prospective Purchasers of Units (prior to purchase) pursuant to the federal and state securities laws. The Spring Break '83 Production, LLC Prospectus is dated ___________________...?, 2006.

 "PROXY": A written authorization signed or an electronic transmission authorized by a Member or the Member's attorney-in-fact giving another person the power to exercise the voting rights of that Member. "Signed", for this purpose, means the placing of the Member's name on the proxy (whether by manual signature, typewriting, telegraphic or electronic transmission, or otherwise) by the Member or Member's attorney-in-fact. A proxy may be transmitted by an oral telephonic transmission if it is submitted with information from which it may be determined that the proxy was authorized by the Member, or by the Member's attorney-in-fact.

 "RECOUPMENT": The designated point at which investors in the LLC are paid a specified percentage of their invested capital.
 Recoupment for purposes of this Offering is defined as one hundred ten percent (110%) of the Member investors' Original Invested
 Capital.

 "REGISTERED OFFICE": The office maintained at the street address of the agent for service of process of the LLC in California.

 "REGULATIONS": Unless the context clearly indicates otherwise, the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Internal Revenue Code of 1986, as amended.

 "RELEASE PRINT": The final version of the Picture made from the color-reversal negative and ready for distribution to exhibitors, (i.e., the composite print made for general distribution).

 "RETURN OF CAPITAL": Any distribution to a Member or Manager to the extent that the Member or Manager's capital account, immediately after the distribution, is less than the amount of that member's contributions to the LLC as reduced by prior distributions that were a return of capital.

 "SCREENPLAY": The written dialogue and scene descriptions collectively entitled Spring Break '83.

 "SECURITIES AND EXCHANGE COMMISSION": The federal agency responsible for regulating the sales of securities including passive-investor (i.e., manager-managed) limited liability company interests. Such agency may also be referred to herein as the SEC.

 "SUBSCRIPTION AGREEMENT" or "SUBSCRIPTION APPLICATION": A document included as part of the separate packet accompanying this Prospectus and entitled "Spring Break '83 Production, LLC, Subscription Documents"which each person desiring to become a Unit Holder must complete, execute, acknowledge and deliver to the Manager before being accepted by the Manager as a Unit Holder.

 "SYNDICATION EXPENSES": Expenses paid or incurred in connection with the issuing and marketing of interests in the LLC, including brokerage fees, selling commissions, state ("Blue Sky") filing fees, legal fees of the Issuer for consultations relating to the requirements of the applicable federal and state securities laws and for tax advice pertaining to the adequacy of tax disclosures in the Prospectus, accounting fees, if any, for preparation of financial projections to be included in the Offering materials and printing/binding costs of such Offering materials. Unlike other expenses, Syndication Expenses may not be deducted currently or amortized over a period of time (in contrast to Organizational Expenses).

 "TAX MATTERS PARTNER": The designated Manager or Member who, as required by the Tax Equity and Fiscal Responsibility Act of 1983, is to serve as the primary liaison between the LLC and the IRS with regard to LLC tax matters and proceedings before the IRS. For the LLC, the Tax Matters Partner is the Manager Big Sky Motion Pictures, LLC or its designated representative.

 "UNIT HOLDER" or "UNIT PURCHASER":  An investor in the LLC.   One
 who purchases one or more Units and has thereby obtained a pro rata share in the LLC. (Same as "Member").

 "UNIT": A ratable interest in the LLC of a Unit Holder. Units equaling a Maximum of $9,000,000 are being offered hereby at $30,000 per Unit with a minimum purchase requirement of one (1) Unit
 ($30,000). Under limited circumstances, the Manager has the discretion to sell fractional Units.

 "VOTE": Includes authorization by written consent.

 "WITHDRAWAL": Includes the resignation or retirement of a Member as a Member.

 "WRITTEN" or "IN WRITING": Includes facsimile and telegraphic communication.

                               Article II

                           FORMATION MATTERS

 2.1 FORMATION OF LIMITED LIABILITY COMPANY--The Members do hereby authorize the formation of, pursuant to the California Limited Liability Company Act, a limited liability company ("LLC"). The rights and liabilities of the Members and Manager shall, except as may be hereinafter expressly stated to the contrary, be as provided for in such California limited liability company statute.

 2.2 FILINGS--The Manager shall execute, file, record and publish all certificates (including, at the option of the Manager, this Agreement), notices, statements and other instruments required by law for the formation and operation of the LLC as a limited liability company in all jurisdictions in which the LLC conducts business. Each Unit Holder agrees to execute promptly all certificates and other documents consistent with the terms of this Agreement deemed necessary by the Manager for such qualification.

 2.3  LIMITED LIABILITY COMPANY NAME--The name of the LLC shall be:
 Spring Break '83 Production, LLC, a California limited liability company. The business of the LLC shall be conducted under said name, or such modification or variations thereof as the Manager may determine from time to time.

 2.4 PRINCIPAL OFFICE--The Manager's address to which all mail should be directed is Big Sky Motion Pictures, LLC, ATTN: MARS CALLAHAN, 650 North Bronson Avenue, Los Angeles, California 90004, however substitute or additional places of business may be established at such other locations as may, from time to time, be determined by the Manager.

 2.5 TERM OF LLC--The LLC shall be effective upon the filing of the Articles of Organization with the California Secretary of State and shall remain effective in perpetuity or the LLC may be dissolved sooner as provided in this Agreement.

 2.6 NAME, ADDRESS AND DESIGNATION OF MANAGER AND MEMBERS--The name of the Manager is Big Sky Motion Pictures, LLC. The business address for the LLC and Manager is 650 North Bronson Avenue, Los Angeles, California 90004. The names and business addresses of the Members are set forth on their respective Subscription Agreements.

 2.7 AGENT FOR SERVICE OF PROCESS--The agent for service of process on the LLC shall be Kyndra Miller, 650 North Bronson Avenue, Suite B-128, Los Angeles, California 90004.

                              Article III

                          PURPOSES AND POWERS

 3.1 PURPOSES OF THE LIMITED LIABILITY COMPANY--The purpose and character of the business of the LLC is to engage in the financing, production, ownership, distribution and other exploitation of the single feature film tentatively entitled Spring Break '83 and the exploitation of the ancillary and subsidiary rights to the Picture produced.

 3.2 POWERS OF THE LLC--Such business purposes as set forth in 3.1 shall include the doing of any and all things incidental thereto or in furtherance thereof. Without in any way limiting the generality of the foregoing statement, the LLC may own, operate, sell, transfer, convey, license, mortgage, exchange, exploit or otherwise dispose of or deal with property of every nature whatsoever and engage in any activities in furtherance of said purpose as are not prohibited by law.

         The LLC purposes set forth in 3.1 hereof may be accomplished by taking any action which is permitted under the California limited liability company statute, and which is customary or directly related to the acquisition, ownership, development, improvement, operation, management, financing, selling, leasing, exchanging, exploiting, or other disposing of property of any nature whatsoever; provided, however, that nothing contained in this Section 3.2 or elsewhere in this Agreement shall obligate the Manager to take any action on behalf of the LLC if the Manager deems such action inappropriate or not reasonably necessary to accomplish LLC purposes.

                               Article IV

                       CONTRIBUTIONS AND CAPITAL

 4.1 CAPITAL CONTRIBUTIONS BY MEMBERS--Each Member shall contribute to the LLC the amount of such Member's Capital Contribution. The LLC intends to offer for subscription limited liability company interests ("Units"), priced at $30,000 per Unit (payable as provided in Section 4.3), and each investor who subscribes for at least one
 (1) Unit [or an approved purchase of a lesser amount] will acquire an interest in the LLC subject to the provisions of Section 4.3 of this Agreement. The Capital Contributions described herein shall constitute the full obligation of the Members to furnish funds to the LLC. No additional funds or other property shall be required of any Member. The Capital Contributions may be used by the Manager for any LLC purpose.

 4.2  CAPITAL CONTRIBUTION BY MANAGER--As its contribution to the
 Capital of the LLC, the Manager shall acquire and contribute the rights to the underlying literary source material, the Screenplay and its visual development.

 4.3 CASH AND PROPERTY CONTRIBUTION BY UNIT HOLDERS--The Contributions of the Unit Holders shall be an amount equal to the value of funds and property actually received from the private sale of Units, in the Maximum of $9,000,000 which will represent an eighty percent (80%) interest in Distributable Cash prior to Recoupment for the LLC Member/Investors (shared pro rata among such Members), and an ongoing interest as defined elsewhere herein (shared pro rata among Members). No minimum amount of Offering Proceeds has been established for the Offering, thus the LLC Manager is authorized to expend Investor funds immediately upon receipt and acceptance. Pursuant to the above stated percentages, each Unit Holder shall be entitled to a pro rata interest in all profits, losses, credits and cash distributions of the LLC. The minimum contribution for each Unit Holder is $30,000, except the Manager, in its discretion, may accept purchases of fractional Units.

 4.4 WITHDRAWAL OF CAPITAL--Other than as provided in this Agreement, no Member shall have the right to withdraw such Member's Capital Contribution to the LLC or to receive any return of a portion of such Contribution.

 4.5 INTEREST--No Member or Manager shall be paid interest on any Capital Contribution to the LLC. In addition, no interest will be paid to Members on amounts placed in a segregated or escrow account up to and until such funds are transferred to the LLC production account, since Investor funds will immediately be deposited in the LLC's production account (i.e., no minimum amount of capital contribution has been set for this Offering).

 4.6 LIABILITIES OF MANAGER FOR CONTRIBUTIONS--The Manager shall not be personally liable for the return of any portion of the Contributions of the Unit Holders; the return of those Contributions shall be made solely from LLC assets. The Manager shall be required to restore any deficit in its Capital Account on dissolution of the LLC. However, except as specifically provided in the preceding sentences, the Manager shall not be required to pay to the LLC or any Unit Holder any deficit in any Unit Holder's Capital Account on dissolution or otherwise. Under the circumstances requiring a return of any Capital Contribution, no Member or Manager shall have the right to demand or receive property other than cash except as may be specifically provided for in this Agreement.

 4.7 CAPITAL ACCOUNTS--An individual Capital Account shall be established and maintained in accordance with the principles set forth in Treasury Regulations under Code Section 704 for each Member and Manager strictly in conformity with the requirements of Treasury Regulation Section1.704(b)(2)(iv). Each Member and Manager's Capital Account will be credited with such Member and Manager's Capital Contribution and each Member and Manager's Capital Account shall be further credited and debited, as the case may be, to reflect such individual Member or Manager's share of LLC distributions, income, losses and all related tax items such as gains, losses, deductions, credits and depreciation recapture. In the event that any Member or Manager shall at any time have a negative balance in such Member or Manager's Capital Account, such negative balance shall not constitute a debt owed by such Member or Manager to the other Members or Manager or the LLC (except as provided in paragraph 4.6 for the Manager). No interest shall be paid on Capital Accounts.

         The foregoing provisions and the other provisions of this Operating Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the Manager may make such modification. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of capital reflected on the LLC's balance sheet, as computed for book purpose, in accordance with regulations Section 1.704.1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Operating Agreement not to comply with Regulations section 1.704-1(b).

                               Article V

                 ALLOCATIONS OF NET PROFITS AND LOSSES

 5.1 ALLOCATION OF NET PROFITS--All Net Profits of the LLC for a fiscal year after shall be allocated in the following order of priority:

         5.1.1 First, to the Manager, in an amount equal to the excess, if any, of (i) the cumulative Net Losses allocated to the Manager pursuant to section 5.2.2 for all prior fiscal years over
 (ii) the cumulative Net Profits allocated to the Manager pursuant to this section 5.1.1 for all prior fiscal years;

         5.1.2 Next, 20% to the Manager and 80% to the Members until the cumulative Net Profits allocated to the Members pursuant to this section 5.1.2.equals 110% of the Members' Invested Capital. The allocation under this provision to the Members shall be pro rata in accordance with their LLC Percentage Interests, in the following order of priority:

         5.1.2.1 First, until the cumulative Net Profits allocated under section 5.1.2 equals the excess, if any, of (i) the cumulative Net Losses allocated to the Members pursuant to section 5.2.1 over (ii) the cumulative Net Profits allocated to the Members pursuant to section 5.1.2 for all prior fiscal years;

         5.1.2.2. Second, until the cumulative Net Profits allocated under section 5.1.2 equals the amount of Syndication
         Expenses allocated to the Members pursuant to section 5.3;
         and,

         5.1.2.3 Third, pro rata in accordance with their LLC
         Percentage Interests until the cumulative Net Profits allocated under section5.1.2 equals 110% of the Members'
         Invested Capital.

         5.1.3 Finally, the balance of the Net Profits, if any, shall be allocated 50% to the Manager and 50% to the Members pro rata in accordance with their LLC Percentage Interests.
 5.2 ALLOCATION OF NET LOSSES--All Net Losses shall be allocated in the following order of priority:
         5.2.1 First, 100% to the Members, pro rata in accordance with their LLC Percentage Interests until each Member's Capital Account is reduced to zero.

         5.2.2  The balance, if any, to the Manager.

 5.3.  SYNDICATION EXPENSES

         5.3.1 Syndication Expenses shall be allocated to the Members pro rata in accordance with their LLC Member Percentage
 Interests.

 5.4 SPECIAL ALLOCATIONS--The following special allocations shall be made in the following order:

         5.4.1 Qualified Income Offset--In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or
 (6), items of LLC income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 5.4.1 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.4.1 were not in this Operating Agreement.

         5.4.2 Gross Income Allocation--In the event that any Member has an Adjusted Capital Account Deficit at the end of any fiscal year, each such Member shall be allocated items of LLC income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 5.4.2 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if
 Section 5.4.1 and this Section 5.4.2 were not in this Operating
 Agreement.

         5.4.3 Section 754 Adjustments--To the extent an adjustment to the adjusted tax basis of any LLC asset, pursuant to Code Section 734(b) or Section 743(b) or Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), is
 required to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's Interest in the LLC, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the LLC in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

         5.4.4 Curative Allocations--The allocations set forth in sections 5.4.1, 5.4.2 and 5.4.3 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of LLC income, gain, loss, or deduction pursuant to this Section 5.4.4. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of LLC income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account Balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all LLC items were allocated pursuant to Sections 5.1 and 5.2.
 5.5  OTHER ALLOCATION RULES

         5.5.1 Section 706--For purposes of determining the Net Profits, Net Losses, or any other items allocable to any period, Net Profits, Net Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

         5.5.2 Section 704(c)--In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any LLC asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Operating Agreement, provided that the LLC shall elect to apply the Section 704(c) allocation method permitted by the Regulations under Code
 Section 704(c). Allocations pursuant to this section 5.5.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profits, Net Losses, or other items, or distributions pursuant to any provision of this Operating Agreement.

 5.6 ACCOUNTING POLICY; FISCAL YEAR--For tax purposes, the fiscal year of the LLC shall be the calendar year. Statements showing the Gross LLC Revenues and Distributable Cash, if any, shall be furnished, and all distributions by the LLC shall be made, to Members, Manager, Creative Talent and others entitled thereto no less frequently than annually during the term of the LLC, with each such statement being furnished not later than seventy-five (75) days after the end of each such annual period, and payments made not later than seventy-five (75) days after the end of each such annual period.

 5.7 BOOKS AND RECORDS--The Manager shall cause to be kept at the office of the LLC the following records:

 (a) A current list of the full name and last known business or residence address of each Member and of each holder of an economic interest in the LLC set forth in alphabetical order, together with the contribution and the share in profits and losses of each Member and holder of an economic interest.

 (b) A current list of the full name and business or residence address of each Manager.

 (c) A copy of the Articles of Organization and all amendments thereto, together with any powers of attorney pursuant to which the Articles or any amendments thereto were executed.

 (d) Copies of the LLC's federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years.

 (e) A copy of the LLC's Operating Agreement and any amendments thereto, together with any powers of attorney pursuant to which any written Operating Agreement or any amendments thereto were executed.

 (f) Copies of the financial statements of the LLC, if any, for the six most recent fiscal years.

 (g) The books and records of the LLC as they relate to the internal affairs of the LLC for at least the current and past four fiscal years.

         The LLC's books of account shall be kept on an accrual basis in accordance with generally accepted accounting practices and principles which show accurately the transactions of the LLC. Each Member and such Member's agents and representatives shall have access to the LLC's books and records at all reasonable times. The Manager shall arrange for annual tax returns for the LLC to be prepared, filed and transmitted to each Member within a reasonable period after the close of each fiscal year of the LLC.

 5.8 BANKING--All funds of the LLC shall be deposited in the name of the LLC in such bank account or accounts as shall be determined by the Manager. No other funds shall be deposited in such accounts. The funds in such accounts shall be used solely for the business of the LLC. All withdrawals therefrom shall be made on checks or drafts signed on behalf of the LLC by such person or persons as the Manager shall designate.

 5.9 COMPENSATION OF MANAGER AND AFFILIATES--The following summarizes the form and estimated amounts of compensation, fees and Percentage Participations to be paid to the LLC's Manager and Affiliates. Such items have not been determined by arm's-length negotiations. Other than as set forth herein and in the Estimated Use of Proceeds section of the Prospectus, no other compensation or remuneration in any form is to be paid to the Manager or Affiliates.

             The Manager has waived any right to receive an LLC
 Organization Fee for services rendered in connection with the organization of the LLC.

             The Manager has, and will during the course of this Offering, advance necessary funds for LLC organizational and offering expenses and the Manager will be reimbursed for such expenses out of the Gross Offering Proceeds. Such reimbursement shall not exceed a ceiling equal to 2% of the Offering Proceeds.

             The Manager has waived any right to receive an LLC
 Management fee for services rendered in connection with ongoing management of the LLC.

             The Manager will have a twenty percent (20%) interest in Distributable Cash until the Members achieve Recoupment (110% of their Original Invested Capital) and then after Deferments are paid, if any, the Manager will have a fifty percent (50%) interest in Distributable Cash for the balance of the life of the LLC.

             The Manager will have no interest in LLC Losses and tax deductions for federal income tax purposes until after the Member's capital accounts have been reduced to zero.

             The individual owner of the Manager (Mars Callahan) will be paid $360,000 out of the Film's budget for his directing services and $360,000 for the Script. The individual owner of the Manager
 (Rand Chortoff) will be paid $900,000 for his services as Producer.

             No other compensation in any form shall be paid to the Manager, or any of its Affiliates, except as set out above. At the conclusion of the LLC, however, all property rights and ancillary rights in the Picture shall revert to and be distributed to the Manager.

 5.10 UNIT HOLDER COMPENSATION--No Unit Holder shall be paid any salary or fee for services in connection with the activities of the LLC in his or her capacity as a Unit Holder and no such services shall be rendered.

                               Article VI

                             DISTRIBUTIONS

 6.1. DISTRIBUTIONS--Distributions of Distributable Cash for any fiscal year shall be made in the following order of priority:

         6.1.1. First, twenty percent (20%) to the Manager and eighty percent (80%) to the Members, pro rata in accordance with their LLC Member Interests until such Members will have received cumulative distributions pursuant to this Section 6.1.1. for the current and all prior fiscal years equal to one hundred ten percent (110%) of the Members' Original Invested Capital.

         6.1.2 Second, one hundred percent (100%) to pay for any Deferments committed by the Manager to be paid after Investor
 Recoupment, if any.

         6.1.3. Third, and subsequent to Recoupment, the payment of Deferments and for the balance of the life of the LLC, the Manager and the Members will share Distributable Cash, if any, on a 50/50 basis. Amounts distributed pursuant to this Section shall be allocated among the Members in accordance with Member Percentage Interests.

 6.2 DISTRIBUTIONS FOR A FISCAL YEAR--Distributions for a fiscal year shall include distributions made through March 15 of the next succeeding fiscal year.




                              Article VII

              MANAGEMENT OF THE LIMITED LIABILITY COMPANY

 7.1 ELECTION OF MANAGER--The election of the Manager to fill the initial LLC Manager position shall be by declaration set forth herein, and shall be confirmed by the affirmative vote of a majority in interest of the Members. Item 3.15 of the accompanying Subscription Application and Agreement provides that by completing such application and by signing it, the Prospective Purchaser is authorizing his or her vote to be cast by proxy held by the individual Mars Callahan for the election of the Manager Big Sky Motion Pictures, LLC to fill the initial Manager position of the LLC pursuant to the California limited liability company statute.

 7.2 MANAGEMENT POWERS OF THE MANAGER (GENERALLY)--The Manager shall have full and exclusive control of the management and operation of the business of the LLC and shall be responsible for making all creative and business judgments, determinations, and decisions affecting LLC affairs except as otherwise specifically provided herein.

 7.3 SPECIFIC POWER AND AUTHORITY OF MANAGER--The Manager shall have, subject to any limitations imposed elsewhere in this Agreement, the power and authority on behalf of the LLC to do or cause to be done any and all acts deemed by the Manager to be necessary or appropriate in connection with the management and operation of the business of the LLC. Without limiting the generality of the foregoing, the Manager may at any time, in their sole discretion and without further notice to, or consent from, any Unit Holder:

         (i) Open and maintain bank checking accounts on behalf of the LLC and to designate signatories on such accounts, provided that the funds of the LLC may not be commingled with funds owned by or held on behalf of the Manager or any limited liability company, partnership or other entity in which either has an interest;

         (ii) Enter into agreements on behalf of the LLC with motion picture or television studios, distributors or other third parties pursuant to which the LLC may commit to pay a percentage of the LLC's Gross Revenues in exchange for such studio's, distributor's or other third parties' assistance in financing, producing, distributing and/or otherwise exploiting the Picture; such agreements may include but are not limited to flat fee arrangements, negative pickup deals or an outright sale of the Picture;

         (iii) Apply a portion of Capital Contributions to marketing and distribution of the Film whether or not the Maximum funding of the Offering is achieved;

         (iv) Modify the budget of the LLC's Picture to adapt to changing contingencies, so long as in the judgment of the Manager such budget changes improve the LLC's ability to produce a better Picture;

         (v) Enter into co-financing, co-production or pre-sale agreements with joint venture partners or other production entities, thereby permitting the LLC to expend fewer dollars on such a film than if such film was produced solely by the LLC;

         (vi) Enter into agreements on behalf of the LLC which provide that persons providing financing, rendering services or furnishing literary material or other materials or facilities in connection with the development, production, distribution or other exploitation of the Picture shall receive as salary or other compensation, deferred amounts or a percentage participation in LLC revenue either before or after Investor Recoupment.

         (vii) Choose locations for shooting the LLC's movie other than planned locations disclosed in the Prospectus;

         (viii) Transfer any property of the LLC on such terms as the Manager shall determine;


         (ix) Borrow money for LLC purposes or on behalf of the LLC on such terms as the Manager shall determine, pledge any assets or rights of the LLC as security for such borrowing and pay back the principal and interest on such loans out of Gross Offering Proceeds;

         (x) Expend Capital Contributions for LLC purposes immediately upon receipt and acceptance; and

         (xi) Otherwise deal in any reasonable manner with the assets of the LLC in connection with the management and operation of the business of the LLC.

 7.4 AUTHORITY TO EXECUTE AGREEMENTS ON BEHALF OF LLC--In connection with the foregoing, it is agreed that any instrument, agreement or other document executed by the Manager, while acting in the name and on behalf of the LLC shall be deemed to be an action of the LLC as to any third parties (including the Unit Holders as third parties for such purposes). Notwithstanding anything to the contrary contained herein, the Manager shall have no authority to cause the LLC to effect any borrowing in any transaction in which the creditor would receive, at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the LLC other than as a secured creditor.

 7.5 TIME DEVOTED TO LLC--The Manager shall devote to the LLC's affairs such time, on a non-exclusive basis, as the Manager, in their reasonable discretion, shall deem appropriate.

 7.6 OTHER BUSINESS--Any Member or Manager shall have the right to engage in or possess any interest in other business ventures of any kind, nature or description (including without limitation, motion pictures and television projects which may compete with the Picture) whether or not in competition with the LLC. Neither the LLC nor any other Member or Manager shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom.

 7.7 AGREEMENTS WITH MEMBERS AND OTHERS--The Manager shall not enter into (on behalf of the LLC) any agreements with Members or any person related to the Manager unless such agreements are on terms and conditions which the Manager might reasonably conclude are not less favorable to the LLC than the terms and conditions likely to result from "arms-length" negotiations with unaffiliated third parties. For the purposes of this subsection, the term "unaffiliated third parties" shall mean third parties in which the Manager have no material direct or indirect financial interest.

 7.8 MANAGER AS TAX MATTERS PARTNER--The Manager Big Sky Motion Pictures or its representative is designated as the Tax Matters Partner of the LLC as that term is used in Section 6231(a) of the Code and regulations thereunder. Such Manager, acting as Tax Matters Partner, may enter into one or more agreements with the IRS with respect to the tax treatment of any LLC income, loss, deductions or credits and, to the extent permitted under the Code, may expressly agree that such agreement shall bind any other Manager and Members of the LLC.

 7.9 WITHDRAWAL OF MANAGER--Without the written consent of a majority of the Unit Holders, the Manager shall not have any right to withdraw or retire from the LLC, and shall be considered as a "key man" to this Agreement.

 7.10 INDEMNIFICATION--The Manager, the Manager's Affiliates, Counsel, consultants and its representatives or agents shall be held harmless and be indemnified by the LLC for any liability, loss (including amounts paid in settlement), damages or expenses (including reasonable attorney's fees) suffered by virtue of any acts or omissions or alleged acts or omissions arising out of such person's activities either on behalf of the LLC or in furtherance of the interests of the LLC and in a manner believed in good faith by such person to be within the scope of the authority conferred by this Agreement or law, so long as such person is not determined to be guilty in a final adjudication of criminal conduct, gross negligence or gross misconduct with respect to such acts or omissions.

         Such indemnification or agreement to hold harmless shall only be recoverable out of the assets of the LLC, including insurance proceeds, if any. Notwithstanding the foregoing, indemnification of the Manager or its representatives or agents by the LLC for liability imposed by a judgment arising from or out of violation of state or federal securities laws shall not be made.

 7.11 RIGHTS AND OBLIGATIONS OF THE UNIT HOLDERS--(i) No Participation in Management--The Unit Holders shall not participate in the management of the business of, or transact any business for, the LLC and shall have only such rights and powers as a Unit Holder as are expressly provided herein or provided by applicable law.

         (ii) Liability--No Unit Holder shall be personally liable for any of the debts, contracts or other obligations of the LLC or any of the losses thereof, except to the extent of such Unit Holder's Capital Contribution, plus such Unit Holder's share of undistributed LLC income if any. When a Unit Holder has rightfully recovered the return in whole or in part of such Unit Holder's Capital Contribution, such Unit Holder shall nevertheless be liable to the LLC for a period of one year thereafter for any sum, not in excess of such return with interest, necessary to discharge such Unit Holder's liability to all creditors who extended credit or whose claim arose during the period the contribution was held by the LLC. No Unit Holder shall be required to contribute any amounts to the LLC except as provided for in this Agreement.

         (iii) Unit Holders May Not Bind LLC--No Unit Holder shall have any power to represent, sign for or bind the Manager or the LLC.

 7.12 REPORTS TO MEMBERS AND OTHERS--The Manager shall prepare and distribute to the Members and Counsel to the Manager a quarterly report regarding the status of the Offering and the LLC during the Offering period, and thereafter, no less than annually, including a breakdown on LLC expenditures. Not later than 75 days after the close of each fiscal year of the LLC, the Manager shall deliver to each Member the following three items: (1) an annual report, (2) a balance sheet of the LLC, (3) an income statement for that year and
 (4) a statement setting forth that Member's allocable share of all items of LLC income, gain, loss, deduction, credit and tax preference for that fiscal year which are to be included by that Member on such Member's federal income tax return for that year.

         Each of the financial statements and documents referred to above will be conclusive and binding upon the Members unless written objection thereto is received by the Manager within 60 days after the statement has been delivered to the Members.

 7.13 MEETINGS--(a) Meetings of Members may be held at any place, either within or without the state of California, selected by the person or persons calling the meeting or as may be stated in or fixed in accordance with the Articles of Organization or this Operating Agreement. If no other place is stated or so fixed, all meetings shall be held at the principal executive office of the LLC.
 (b) A meeting of the Members may be called by any Manager or by any Member or Members representing more than 50 percent of the interests of Members for the purpose of addressing any matters on which the Members may vote.(c) Notice and other matters relating to such meetings shall be accordance with the provisions of the California limited liability company statute. The scheduling of such meetings shall not interfere with the duties of the Manager in the production of the Film.

 7.14 FIDUCIARY DUTIES OF MANAGER--The fiduciary duties a Manager owes to the LLC and to its Members are those of a partner to a partnership and to the partners of the partnership.

                              Article VIII

        ASSIGNMENT OF INTERESTS IN THE LIMITED LIABILITY COMPANY

 8.1 RESTRICTIONS ON TRANSFERS--Notwithstanding anything to the contrary contained in this Agreement, interests in the LLC may not be assigned, sold or otherwise transferred if such assignment, sale or other transfer is prohibited by law or is not effected in compliance with all applicable federal and state securities laws and regulations or would result in a termination of the LLC for tax purposes (unless such transfer is by operation of law). In the event an Interest is transferred in accordance with the terms of this Operating Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.


 8.2 ASSIGNMENT OF THE INTEREST IN THE LLC OF A MANAGER--The Manager shall have the free and unrestricted right to assign all of their interests in the proceeds of and distributions from the LLC, or any part thereof. Said assignee, however, shall not become a Manager without the consent of the Manager and Unit Holders who own more than 50% of the outstanding Units. Such assignment shall not relieve the Manager of their obligations hereunder.

 8.3 RIGHTS OF ASSIGNEE--An assignee, legal representative or successor in interest of a Unit Holder shall be subject to all of the restrictions on a Unit Holder provided in this Agreement. An assignee of a Unit Holder's interest, or a portion thereof, who does not become a substituted Member in accordance with the provisions below shall have no right to an accounting of LLC transactions, to inspect the LLC's books, or to vote on any of the matters on which a Member would be entitled to vote. Upon the giving of notice of the assignment to the other Members and the Manager, such an assignee shall be entitled to receive only the share of LLC profits or other compensation by way of income, or the return of the assignor's contribution, to which the assignor would have been entitled.

 8.4 SUBSTITUTION OF ASSIGNEE--An assignee of all or any part of a Unit Holder's interest will become a substituted Member only if (a) the Manager consents thereto in writing (and the Manager may withhold such consent in its discretion) and (b) each of the following conditions is met:

         (i) The assignee shall consent in writing, in a form prepared by or satisfactory to the Manager, to be bound by the terms and conditions of this Agreement;

         (ii) The assignee shall pay any expenses of the LLC in effecting the substitution;

         (iii) The assignment shall be effected in compliance with all applicable federal and state securities laws and regulations; and

         (iv) All requirements of the California limited liability company statute including amendment of this Operating Agreement, shall have been completed by the assignee, the assignor and the LLC, as the case may be.

 8.5 ALLOCATIONS AND DISTRIBUTIONS--All assignments shall become effective for distribution and allocation purposes at the close of the calendar month in which the Manager is notified of such assignment. All cash distributions required to be made or made after the date the assignment is effective shall be made to the transferee. Income or loss for the year shall be allocated to the transferor and transferee based on the ratio of months each was considered to be the Member of Record in the LLC.

 8.6 INCAPACITY, DEATH, BANKRUPTCY OF A UNIT HOLDER--In the event of the incapacity (i.e., judicially determined incompetence or insanity), death or bankruptcy of a Unit Holder, the executor, trustee, guardian or conservator, administrator, receiver or other successor in interest of such Unit Holder shall have all the rights of such Unit Holder for the purpose of settling or managing such Unit Holder's affairs and such power as such Unit Holder possessed to assign all or a part of such Unit Holder's interest (subject to the Manager's approval) and to join with the assignee in satisfying the conditions precedent to such assignee's becoming a substituted Member.

         The incapacity, death, or bankruptcy of a Unit Holder shall not dissolve the LLC. Each Unit Holder's estate or other successor in interest shall be liable for all obligations of such Unit Holder. In no event, however, shall such estate, legal representative or other successor in interest become a substituted Member as such term is used herein, except in accordance with the above.

 8.7 FURTHER ASSIGNMENTS--An assignee of all or any portion of the interest of a Unit Holder in the LLC pursuant to the terms hereof, who desires to make a further assignment of such interest, shall be subject to all the provisions of this Section to the same extent and in the same manner as such Unit Holder making an initial assignment of such Unit Holder's interest in the LLC.

 8.8 REMOVAL OF THE MANAGER--Due to the unique nature of the project being undertaken by the LLC, and the relationship of the Manager to such project, the Manager, once elected, enjoys a protected status. The Manager may be removed, but only for good and sufficient cause, and only by vote of 95% in number of the Members and Manager considered together at a meeting called expressly for that purpose.
 Any removal shall be without prejudice to the rights, if any, of such Manager under any contract of employment, and if the original Manager is removed, all rights relating to the Screenplay and rights to the underlying literary material (both as contributed by the Manager to the LLC) shall revert to the Manager. Upon the effectiveness of such removal, the Member may by the consent of a majority of the Unit Holders and the remaining Manager, if any, elect a successor Manager to continue the business of the LLC, or continue the business of the LLC with the remaining Manager acting in that capacity.

 8.9 INCAPACITY OR DEATH OF A MANAGER--In the event of the withdrawal, incapacity, or death of a Manager, the remaining Manager or Manager, if any, may continue the business of the LLC alone, or, at his or her option may appoint a successor Manager. If no remaining Manager exists, a new Manager may be named by Unit Holders who own more than 50% of the outstanding Units.

                               Article IX

                               AMENDMENTS

 9.1 AMENDMENTS--This Agreement may be amended only with the written consent of the Manager and such Unit Holders as own 66 2/3% of the outstanding Units. No amendment which is not approved in writing by such Members and Manager, however, shall change the purpose of the LLC, modify the term of the LLC, change the LLC to a general partnership, reduce the liabilities, obligations or responsibilities of the Manager, increase the liabilities or commitments of the Unit Holders or change the provisions of this Agreement requiring the unanimous consent of the Unit Holders to continue the business of the LLC.

                               Article X

                DISSOLUTION, WINDING UP AND LIQUIDATION

 10.1 EVENTS OF DISSOLUTION--The LLC shall be dissolved at the time specified at Article 2.5 above or upon the earlier occurrence of any of the following: (a) at the time specified in the Articles of Organization; (b) upon the happening of events specified in the Articles of Organization; (c) by the vote of a majority in interest of the Members, (d) upon the occurrence of a Dissociation Event, unless the business of the LLC is continued by a vote of a majority in interest of the remaining Members within 90 days of the happening of the event, or (e) by decree of judicial dissolution pursuant to the California limited liability company statute.

 10.2 LLC CONTINUATION--The LLC shall not be dissolved by the death, withdrawal, retirement or incapacity of a Manager, provided the business of the LLC is continued by a remaining or successor Manager pursuant to a right to do so stated in the Agreement, which right is hereby granted.

 10.3 WINDING UP--In the event of dissolution as provided above (including in the event that Members do not elect a successor Manager and continue the business of the LLC as provided above), the business of the LLC shall be wound up, and the assets distributed as provided herein. The winding up of the affairs of the LLC and the distribution of its assets shall be conducted by the Manager who are hereby authorized to do any and all acts and things authorized by law for these purposes.

         In the event of the removal, death, incapacity, withdrawal or bankruptcy of the Manager, the winding up of the affairs of the LLC and the distribution of its assets shall be conducted by such person or entity as may be selected by such Unit Holders as own at least a majority of the outstanding Units, which person or entity is hereby authorized to do any and all acts and things authorized by law for these purposes. In winding up the affairs of the LLC, property may be sold and a Member may, if such Member desires, purchase such property for the fair market value thereof.

 10.4 LIQUIDATION--(a) Upon liquidation of the LLC, all assets of the LLC (except for the remaining rights associated with the Film itself) shall be liquidated and distributions shall be made to Members and the Manager in accordance with their positive capital account balances. Net profits and net losses resulting from transactions in connection with liquidation shall be allocated to each Member and Manager's capital account as set forth in Article V hereof. If upon liquidation, a Manager has a deficit capital account, such Manager must restore the amounts of such deficits to the LLC. Upon the Dissolution of the LLC all property rights and ancillary rights in the Motion Picture shall revert to and be distributed to the Manager. (b) After dissolution and liquidation, all remaining assets of the LLC shall be paid in the following order: (i) to third party creditors (including any lending bank), in the order of priority provided for by law; (ii) to the Manager for reimbursement of any unreimbursed expenses advanced by such Manager or other amounts owed to such Manager by the LLC; (iii) to the Members in accordance with their ending Capital Account balances.(c) If all of the Members and Manager shall so determine, payments on dissolution, or any other LLC distributions, may be made in whole or in part in kind.

                               Article XI

                        MISCELLANEOUS PROVISIONS

 11.1 NOTICES--Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party to whom the same is directed or three (3) business days after deposit in the United States mail, registered or certified, postage and charges prepaid, addressed to each Member or Manager, as applicable, at the applicable address specified by such Member in the Subscription Agreement. A Member may change such Member's address for purposes of notice by a writing sent in accordance with this Section to the Manager.

 11.2 POWER OF ATTORNEY--Each Unit Holder, upon execution of an Offering Subscription Agreement and approval of the Manager, hereby make, constitute and appoint Mars Callahan as such Unit Holder's true and lawful attorney, with full power of substitution, for such Unit Holder and in such Unit Holder's name, place, stead and benefit, to sign this Agreement, to file and record the Articles of Organization, and, subject to any applicable consent requirements contained in this Agreement, to sign, execute, certify, swear, acknowledge, file and record any other documents, instruments and conveyances as may be necessary or appropriate to carry out the provisions or purposes of this Agreement or which may be required of the LLC by law in California, or any other applicable jurisdiction, or by federal or state securities laws or other applicable laws, including, without limitation, amendments to or cancellations of such articles.

         The foregoing grant of authority is hereby declared to be irrevocable and a power coupled with an interest and shall survive the death, incapacity or bankruptcy of any person hereby giving such power and the transfer or assignment for the whole or any portion of the LLC interest of such person; provided, however, that in the event of a transfer by a Unit Holder of all of such Unit Holder's Units, the foregoing power of attorney of a transferor Unit Holder shall survive such transfer until such time, if any, as the transferee shall have been duly admitted to the LLC as a Substitute
 Member.

 11.3 SEVERABILITY--If any provision of this Agreement shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality, and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

 11.4 APPLICABILITY OF CALIFORNIA LAW This Agreement, and the application or interpretation hereof, shall be governed, construed and enforced exclusively by its terms and in accordance with the laws of the state of California.

 11.5 ARBITRATION--Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach hereof shall be determined and settled by arbitration in California, pursuant to the rules then in effect of the American Arbitration Association, and any such determination or settlement shall be enforceable pursuant to the applicable provisions of the laws of the state of California. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction. An arbitrator shall be selected according to the procedure provided for under the commercial arbitration rules of the American Arbitration Association.



 11.6 HEADINGS--Headings at the beginning of each Article and Section of this Agreement are solely for the convenience of the readers and are not intended to control or influence in any manner the meaning of the specific language provided thereunder.

 11.7 ENTIRE AGREEMENT--This Agreement, the accompanying Prospectus and the Subscription Agreement executed contemporaneously herewith contain the entire agreement between the Members and Manager relating to the subject matter hereof and all other agreements relative hereto which are not contained therein are terminated. Amendments, variations, modifications or changes herein may be effective and binding on the Members and Manager by, and only by, setting the same forth in a document duly executed and consented to by the holders of sixty-six and two-thirds percent (66 2/3%) of the Percentage Interests owned by Unit Holders and Manager and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member or Manager.

 11.8 SUCCESSORS--This Agreement shall be binding on and inure to the benefit of the respective successors, assigns and personal representatives of the parties hereto, except to the extent of any contrary provision in this Agreement.

 11.9 CONSENTS AND AGREEMENTS--Any and all consents and agreements provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the
 LLC.

 11.10 ATTORNEY'S FEES--If any legal action or arbitration or other proceeding is brought by any party hereto for the enforcement of this Agreement or as a result of an alleged breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in such action or proceeding, in addition to any other relief in which the party may be entitled.

 11.11 WAIVER OF CLAIMS--Each Member is hereby urged to obtain the advice of independent counsel regarding all matters relating to this investment. To the extent that a Member chooses not to obtain separate legal representation on matters relating to the affairs of the LLC, such Member or Members hereby knowingly and willingly agree to waive any claims against the Manager's Counsel based on such Counsel's advice to his Manager client as it relates to the LLC.

 11.12 NO INJUNCTION--The parties hereto agree and acknowledge that in the event of a breach of any party hereto of any obligation hereunder, the damage caused any other party shall not be irreparable or otherwise so sufficient as to give rise to a right of injunctive or other equitable relief, and the parties hereto acknowledge that their rights and remedies in the event of any such breach shall be limited to the right, if any, to recover damages in an action at law or arbitration hereunder and shall not include the right to enjoin the development, financing, production, distribution or other exploitation of the Picture hereunder.

 11.13 CURE--No party shall be liable to any other party for damages of any kind arising out of or in connection with any breach of this Agreement occurring or accruing before the breaching party has had reasonable notice of and opportunity to cure such breach.

 11.14 COUNTERPARTS--This Agreement may be executed in counterparts by each of the Members and Manager, all of which taken together shall be deemed one original.

                              Article XII

             PURCHASER REPRESENTATIONS AND INDEMNIFICATION

 12.1 REPRESENTATIONS OF THE UNIT HOLDER--Each Unit Holder hereby represents and warrants to the LLC and all Members and the Manager that the following statements are true: (a) Such Unit Holder is a bona fide resident of the state or country set opposite such Unit Holder's name on the signature page of the Subscription Agreement in that:
 (i) if a corporation, partnership, trust or other form of business organization, it has its principal office within such state; (ii) if an individual, such individual's principal residence is in such state; and (iii) if a corporation, partnership, trust or other form of business organization which has organized for the specific purpose of acquiring Units in the LLC, all of its beneficial owner are residents of such state.

         (b) Such Unit Holder acknowledges the receipt of the Spring Break '83 Production, LLC Prospectus dated _____________...?,
 2006.
 Such Unit Holder has been advised that the Manager is available to answer questions about the purchase of Units in the LLC and such Unit Holder has asked any questions of the Manager which such Unit Holder desires to ask and has received answers from the Manager with respect to all such questions.

         (c) Such Unit Holder recognizes that the LLC will be newly organized and has no history of operations or earnings and is of a speculative nature.

         (d) Such Unit Holder understands that no state or federal governmental authority has made any finding or determination relating to the fairness for public investment of the Units offered by the LLC and that no state or federal government authority has or will recommend or endorse these LLC interests.

         (e) Such Unit Holder recognizes that prior to this Offering there has been no public market for the Units offered by the LLC and it is likely that after the Offering there will be no such market for the Units.

         (f) Such Unit Holder is financially able to comply with such Unit Holder's obligations hereunder; and such Unit Holder has adequate means of providing for such Unit Holder's current financial needs and possible contingencies exclusive of such Prospective Purchaser's investment in the LLC.

         (g) Such Unit Holder understands that the IRS may disallow some or all of the deductions or losses to be claimed by the LLC and that the IRS may attempt to treat the LLC as an association taxable as a corporation which could have an adverse economic effect on the Members by (i) taxation of the LLC as a corporation resulting in double taxation of income to the Members and no flow-through of losses and (ii) substantial reduction in yield, if any, of the Members' investment in the LLC.

         (h) Such Unit Holder is aware that the Manager and its Affiliates may engage in businesses which are competitive with that of the LLC, and such Unit Holder agrees to such activities even though there may be conflicts of interests inherent therein.

 12.2 INDEMNIFICATION--Each Unit Holder shall and does hereby agree to indemnify and save harmless the LLC, the Manager, the Manager's Affiliates, Counsel and consultants and each other Unit Holder from any damages, claims, expenses, losses or actions resulting from (i) a breach by such Unit Holder of any of the warranties and representations contained in this Section or (ii) the untruth of any of the warranties and representations contained herein. If such warranties and representations are either breached or are not true,



                         (Continued Next Page)

 the Unit Holder who breached such warranties and/or representations, shall, at the election of the Manager, be subject to a rescission of such Unit Holder's rights or interests in the LLC.

 IN WITNESS WHEREOF, the undersigned have executed the Agreement as of the date set forth below.


 SPRING BREAK '83 PRODUCTION, LLC

 __________________________________________________
 By Mars Callahan, An Owner of the Manager



                 MEMBER ATTORNEY-IN-FACT ACKNOWLEDGMENT

 THE STATE OF CALIFORNIA         )
 COUNTY OF ________________      )

         This instrument was acknowledged before me on the ____ day of _________________, _______, by Mars Callahan, an individual, as the ATTORNEY-IN-FACT FOR THE MEMBERS of the Spring Break '83 Production, LLC and he is known by me or has demonstrated by sufficient evidence to be the person represented.

                          __________________________
                          Notary Public in and for
                          the State of California
 (Notary Seal)
                          __________________________
                          Printed Name of Notary
 My Commission Expires:
 _______________________




                         MANAGER ACKNOWLEDGMENT


 THE STATE OF CALIFORNIA         )
 COUNTY OF ________________      )

         This instrument was acknowledged before me on the ____ day of _________________, _______ by Mars Callahan, an owner of Big Sky Motion Pictures, LLC and he is known by me or has been demonstrated by sufficient evidence to be the person represented.

                          __________________________
                          Notary Public in and for
                          the State of California
 (Notary Seal)
                          __________________________
                          Printed Name of Notary
 My Commission Expires:
 _______________________



                              Appendix "A"

                    MEMBER/MANAGER VOTING INTERESTS

 Date: __________________











      Percentage


      Interest
 Member/Manager Name             Address                         for

 Voting

 Purposes









                              Appendix "B"

               ALLOCATIONS OF NET PROFITS AND NET LOSSES

 Date: _____________________











 Member/Manager Name             Address

 Percentage

 Interest